Filed Pursuant To Rule 424(b)(3)

Registration No. 333-142178

SUPPLEMENT NO. 2

DATED JUNE 25, 2007

TO THE PROSPECTUS DATED MAY 4, 2007

OF

HIGHWOODS PROPERTIES, INC.

4,139,943 Shares of Common Stock

“We,” “us,” “our” and the “Company” refer to Highwoods Properties, Inc, a Maryland corporation. In addition, we refer to Highwoods Realty Limited Partnership, a North Carolina limited partnership, as the “Operating Partnership,” the Company’s common stock as “Common Stock,” and the Operating Partnership’s common partnership interests as “Common Units.”

This prospectus supplement updates the prospectus dated May 4, 2007, as amended by the prospectus supplement dated May 10, 2007, relating to the offer for sale of up to an aggregate of 4,139,943 shares of Common Stock by the selling stockholders identified in the prospectus, and any of their pledgees, donees, transferees or other successors-in-interest. The selling stockholders may offer the Common Stock for sale if they exercise their warrants or exercise their rights to redeem their Common Units for cash, and we exercise our right to issue Common Stock to them instead of cash.

We are providing this prospectus supplement to update the table under the caption “Selling Stockholders” in the prospectus dated May 4, 2007. The following updated information is based upon information provided to us by the selling stockholders and is accurate to our knowledge as of the date of this prospectus supplement.

Name of Selling Stockholder (1)	Number of Shares Offered (2)
Highland United Methodist Church	1,630
Occoneechee Council, Boy Scouts of America	700
J. Rex Thomas	25,855
Turning Point for God	233

(1)	Selling stockholders that are entities may distribute shares of Common Stock prior to sale under this prospectus supplement and related prospectus, as amended. The selling stockholders may also include persons who are donees, pledgees or successors-in-interest of the listed selling stockholders. Any such persons not specifically named in the foregoing table will be named in a future supplement to the prospectus dated May 4, 2007, if such supplement is required by the rules and regulations of the SEC.

(2)	The number of shares offered include warrants and Common Units held by a selling stockholder and assumes that such warrants will be exercised and such Common Units will be redeemed for shares of our Common Stock.

This prospectus supplement is not complete without the prospectus dated May 4, 2007, as amended by the prospectus supplement dated May 10, 2007, and we have not authorized anyone to deliver or use this prospectus supplement without the prospectus and the prior prospectus supplement.

The date of this prospectus supplement is June 25, 2007.